UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

Link Scaffold Products North America, Inc.
(Exact name of registrant as specified in its charter)

Nevada	____	None
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

2102-102 Avenue
Edmonton, AB T6P-1W3, Canada
(Address of principal executive offices)

780-449-6111
(Issuer’s telephone number)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.001
(Title of class)

Send Copies to:
R. Chris Cottone, CPA
Greentree Financial Group, Inc..
7951 Southwest Sixth Street
Suite 216
Plantation, Florida 33324
Phone: 954-424-2345
Fax: 954-424-2230
E-mail: chriscottone@gtfinancial.com

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer                                                                                                       Accelerated Filer   

Non-Accelerated Filer      (Do not check if a smaller reporting company)                                Smaller reporting Company   ☒

		Page

Item 1.	Description of Business	3
Item 1A.	Risk Factors	5

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations
	Liquidity and Capital Resources	7

Item 3.	Description of Property	9

Item 4.	Security Ownership of Certain Beneficial Owners and Management
	Changes in Control	9

Item 5.	Directors, Executive Officers, Promoters and Control Persons
	Involvement in Certain Legal Proceedings	9

Item 6.	Executive Compensation	10

Item 7.	Certain Relationships and Related Transactions, and Director Independence	10

Item 8.	Legal Proceedings	10

Item 9.	Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters	10

Item 10.	Recent Sales of Unregistered Securities	10

Item 11.	Description of Registrant’s Securities to be Registered	11
	Common Stock
	Voting Rights
	Dividend Rights
	Liquidation Rights
	Preemptive Rights
	Registrar and Transfer Agent

Item 12.	Indemnification of Directors and Officers	11

Item 13.	Financial Statements and Supplementary Data	11

Item 14.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	11

Item 15.	Financial Statements and Exhibits	11

Signatures		13

Item 1. Description of Business

Business Development

Link Scaffold Products North America, Inc. (www.linkscaffold.com) through its wholly owned subsidiary, Link Scaffold Services, Inc. provides scaffolding services to the oil & gas, petro-chemical, construction, mining, pulp, and power industries. The Company, formerly known as Nevada Central Products Inc, was incorporated under the laws of the state of Nevada on May 23rd, 2002 and has never filed for bankruptcy. On January 3, 2005, Nevada Central Products, Inc.  acquired 100% of Link Scaffold Services Inc. by issuing 9,000,000 common shares of Nevada Central Products Inc., to Porfirio Simões on a post March 7, 2005 split basis.  On  March 7, 2005 the company effected an 80 for 1 forward split which resulted in the issued outstanding shares of the company increasing from 75,000 common shares to  6,000,000 common shares.  On April 7, 2005, Nevada Central Products Inc. changed its name to Link Scaffold Products North America, Inc. As a result of the acquisition, and name change, Link Scaffold Services Inc. has become a wholly owned subsidiary of Link Scaffold Products North America, Inc. Prior to this acquisition, Link Scaffold Products North America, Inc. had no operations. On October 7th, 2008 the majority of eligible shareholders of Link Scaffold Products North America, Inc approved a share purchase agreement that would allow Link Scaffold Services Inc to cease being a subsidiary of Link Scaffold Products North America, Inc.

Link Scaffold Products North America, Inc serve industrial and commercial clients in the Edmonton region of Canada, where the headquarters are located, and also the Western Canada region. Scaffolding is required in all aspects of construction: new construction, retrofitting, renovation and maintenance. Scaffolds are used during the initial construction and in the ongoing maintenance of industrial and commercial buildings; anywhere a safe, cost-effective work platform is required. Scaffold structures can be quite complex and require a high degree of skill to erect safely. We recognize that safety and efficiency both depend on trained and experienced tradesmen. We put a priority on safety, customer service, and equipment maintenance. Scaffolding is recognized as a distinct need instead of an after thought and is required by most large scale commercial and industrial facilities. We will continue to concentrate on providing scaffolding services and building new and existing customer relationships.

Business of Issuer

Products and Services

We provide scaffolding  equipment for rent by the end user or by other scaffolding rental companies.

We offer retail or wholesale of scaffolding equipment to the end user.

We provide manpower to manage, erect, and dismantle the scaffolding equipment.

We offer a full service package that includes engineering drawings, erection, and dismantle of scaffolding equipment.

Target Market

We target the following industrial and commercial sectors in Alberta:

Oil & Gas Suncor, Husky Oil, Esso, Shell, Petro-Canada, etc.

Degussa, Petro-chemical Dow, Nova, At Plastics, Encana, etc.

Forestry Milller Western, Daishowa, Weldwood Canada, etc.

Power Stations EPCOR, ATCO Electric

Mining Inland, Diamond Mine, Luscar, etc.

Construction PCL, Bird and numerous others

Our Business Model

We expect to continue expanding in the scaffold industry, by continually committing to strive for excellence with our products and services. In our effort to expand ourselves, we are constantly increasing our new inventory. This has helped us to be more flexible; allowing us to provide solutions to any scaffold requirements. We now organize and expedite scaffold projects of any size. We are available 24 hours a day to serve our customers’ needs. Our head office is located in Edmonton and we also have a Bonnyville/Cold Lake office located in Bonnyville. We continue to expand throughout the region, providing full service in Central and Northern Alberta. We take great pride in our customer loyalty.

Distribution of Products

Our company is well known in the various industries in which we operate. We engage in formal advertising campaigns to bring exposure to the products and services we offer potential clients. We rely on our history of providing high quality scaffolding services in our community to bring in a continuous flow of existing and new customers.  Additionally, we have a business development team that primarily focuses on gaining new customers through our competitive bidding process on potential projects.

Competitive Business Conditions

Overall, we believe we are well positioned for steady growth, aside from our competitors. We face competition in Alberta from six companies offering products and services similar to us. The current market and future outlook for the scaffolding industry is very positive, therefore there are numerous projects that require scaffolding services. Scaffolding services account for about 20% of constructions projects. Our President’s experience and reputation have developed many numerous contacts and contracts for the Company. We have a reputation that upholds safety, efficiency, and the value of hard work. One positive position we have within our industry is that our company is qualified to conduct business with or without union employees. We are referred to as an “open shop” company, thus we are allowed to work on union and non-union projects. This allows us an edge over some of our competitors who are restricted from working with only union employees. Even though we are an “open shop,” we are a member of the Christian Labor Union and pay dues regularly.

Source and Availability of Raw Materials

We use various global suppliers based on their price and availability of supplies.

Dependence on One or a Few Customers

We as a company are dependent on major customers. Our top ten customers accounted for approximately 80% of total revenue for the last combined twelve months. The loss of any of these customers could have a material adverse effect on our revenue and could also adversely affect our liquidity and cash flow from operating activities. Because of our dependence on major customers, we strive to keep customers satisfied and thus build loyalty.

Patents, Trademarks, Royalties, Etc.

There are no patents, trademarks, or royalties for the Company.

Government Approvals

We do not depend on government approval for our principal products and services.

Existing or Probable Governmental Regulations

We are subject to regulations regarding the need for field employees to be certified.  We strictly adhere to these regulations.  The cost of certification is an accepted part of our expenses, and we do not expect that the expense will pose any hardships on our company.  There is a cost burden but safety is our main concern.

Research and Development Expenses for the last two years

Over the last two years, we have spent zero dollars on research and development.

Cost and effects of compliance with environmental laws (federal, state and local)

The Company does not incur any costs in regards to compliance with environmental laws.

Number of Employees

We currently have fourteen full time employees.

Periodic Reports and Available Information

We are filing this registration statement on a voluntary basis under Section 12(g) of the Securities Exchange Act of 1934. The effectiveness of this registration statement subjects us to the periodic reporting requirements imposed by Section 13(a) of the Securities Exchange Act.

We will electronically file with the Commission the following periodic reports:

•	Annual reports on Form 10-K;

•	Quarterly reports on Form 10-Q;

•	Periodic reports on Form 8-K;

•	Annual proxy statements to be sent to our shareholders with the notices of our annual shareholders' meetings.

In addition to the above reports to be filed with the Commission, we will prepare and send to our shareholders an annual report that will include audited financial statements.

The public may read and copy any materials we file with the Commission at the Commission's Public Reference Room at 450 Fifth Street NW, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. Also, the Commission maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that electronically file reports with the Commission.

Item 1A.   Risk Factors

An investment in our common equity is very risky. You should carefully consider the risk factors described below, together with all other information in this prospectus before making an investment decision. Additional risks and uncertainties not presently foreseeable to us may also impair our business operations. If any of the following risks actually occurs, our business, financial condition or operating results could be materially and adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

We may not be able to compete successfully against current and future competitors.

Many of our existing and potential competitors have substantially greater marketing, financial, and service resources than us. In addition, some of our competitors have broader product offerings, placing us at a disadvantage to some of our competitors. In addition, we believe that some of our competitors have obtained and maintained business that loses money - "loss leading" - in order to maintain a competitive advantage with regard to specific customers or products. If our competitors were to use such tactics in the future, we would be unable to maintain our market position without incurring a negative impact on our profitability.

The scaffolding equipment industry is very competitive. Advances in technology may reduce the cost for current or potential competitors to gain market share, particularly for lower priced products. We cannot guarantee that sales of our products will continue at current volumes or prices in any event, but especially if our current competitors or new market entrants introduce new products with better features, better performance, or lower prices or having other characteristics that are more attractive than our own. Competitive pressures or other factors also may result in significant price competition that could have a material adverse effect on our results of operations.

We need additional financing and there is no assurance it can be obtained; and any such future financings may significantly dilute your equity interest in our stock.

We currently have insufficient capital to meet our development plans for our expanding services, and require an inflow of additional capital or financing.  We expect to engage in future financings over the next several years in which we anticipate efforts to raise additional capital.  There can be no assurances that such financings will ever be completed, but any such financings could involve a dilution of the interests of our shareholders upon the issuance of additional shares of common stock and other securities.  To the extent we will need additional financing in the immediate or near future to implement our business plan, attaining such additional financing may not be possible.  If additional capital is otherwise available, the terms on which such capital may be available may not be commercially feasible or advantageous to us or our shareholders.

Our business could suffer if there is a decline of economic conditions and discretionary consumer spending.

Although it is likely that a downturn in the economy will have a negative impact on our revenues, the extent of such impact is uncertain.  During the last year, the economies of the major developed nations have been declining, and some private economists declared that in the aftermath of the terrorist attacks in the United States a global recession is inevitable and on the verge. If consumer confidence does not rise and the global economy does not show signs of recovery in the near future, we may lose a significant portion of our business, revenue and opportunities.

If we are unable to successfully control our inventory our results of operations could be adversely affected.

Controlling inventory is a key ingredient to the success of an equipment distributor because the equipment industry is characterized by long order cycles, high-ticket prices, and the related exposure to "flooring" interest. Our interest expense may increase if  inventory is too high or interest rates rise. To be competitive in certain of our target markets, particularly markets for products with long lead time, we will be required to build up inventories of certain products in anticipation of future orders. There can be no assurance that we will not experience problems of obsolete, excess, or slow-moving inventory if we are not able to properly balance inventories  against the prospect of future orders, and our operations may, therefore, be adversely affected by inventory write-downs from time to time. In periods of general economic slowdown or slowdowns in the construction sector we could be especially affected by such problems.

We manage our inventory through company-wide information and inventory sharing systems whereby all locations have access to our company's entire inventory. In addition, we closely monitor inventory turnover by product categories and place equipment orders based upon targeted turn ratios. In the event that we are unable to successfully manage our inventory, our interest expense and inventory write-downs could increase significantly if inventory is too high, or if our inventory is too low and we cannot meet the demand of our customers our sales may be adversely affected.

Our sales may be adversely affected by inflation and increases interest rates.

All of the products we sell and services we provide are either capital equipment or included in capital equipment, which are used in the construction sector. Accordingly, our sales are affected by inflation or increased interest rates, which tend to hold down new construction and consequently adversely affect demand for scaffolding equipment sold and rented by us. Although scaffolding equipment sales constitute less than 2% of our total revenues, factors adversely affecting the markets also can adversely affect our scaffolding equipment related business.

The seasonality of the construction business may affect sales of our products and may result in the fluctuation of our quarterly results.

Historically, sales of our products have varied substantially from quarter to quarter due to the seasonality of the construction business. We attempt to accurately forecast orders for our products and commence purchasing prior to the receipt of such orders. However, it is highly unlikely that we will consistently accurately forecast the timing and rate of orders. This aspect of our business makes our planning inexact and, in turn, affects our shipments, costs, inventories, operating results and cash flow for any given quarter. In addition, many of our products require significant manufacturing lead-time, making it difficult to order products on short notice. If we are unable to satisfy unexpected customer orders, our business and customer relationships could suffer and result in the loss of future business.

Deterioration in the financial performance of any one of a small group of industries could materially adversely affect our revenue.

Our financial performance depends upon the continued viability and financial stability of our customers, which in turn substantially depend on the viability and financial stability of the oil, petrochemical, chemical, utilities, pulp and paper and construction industries. During economic downturns, the ability of our customers to make capital expenditures may decline significantly, which could result in fewer projects or the suspension or cancellation of existing or planned projects, as well as difficulty in collecting amounts owed to us for work completed or in progress. The factors that affect these industries in general, and our customers in particular, could have a material adverse effect on our revenue and could also adversely affect our liquidity and cash flow from operating activities.

The loss of the services of Porfirio Simões, our President, could seriously harm our business.

Our future success depends, to a significant extent, on the continued services of our senior management and our ability to retain and motivate our other key employees. Specifically, the loss of the services of Porfirio Simões, Our President, would have a material, adverse effect on our business, results of operations and financial condition. We do not currently maintain key-man life insurance on any of our senior management or other key employees.

Our President and a significant shareholder each control a significant portion of our common stock; therefore you may have no effective voice in our management.

Our President, Mr. Simões, beneficially owns approximately 21% of our common stock. Accordingly, our President will be able to exercise significant influence over all matters requiring stockholder approval. If you purchase shares of our common stock, you may have no effective voice in our management.

Our stock may be subject to substantial price and volume fluctuations due to a number of factors, many of which will be beyond our control and may prevent our stockholders from reselling our common stock at a profit.

The securities markets have experienced significant price and volume fluctuations in the past. This market volatility, as well as general economic, market or political conditions, could reduce the market price of our common stock in spite of our operating performance. In addition, our operating results could be below the expectations of public market analysts and investors, and in response the market price of our common stock could decrease significantly. Investors may be unable to resell their shares of our common stock for a profit. The decline in the market price of our common stock and market conditions generally could adversely affect our ability to raise additional capital, to complete future acquisitions of or investments in other businesses and to attract and retain qualified technical and sales and marketing personnel.

Our stock trades on the Grey Sheets and could be difficult to buy and sell.

There are no market makers for our security. It is not listed, traded or quoted on any stock exchange, the OTCBB or the Pink Sheets. Trades in grey market stocks are reported by broker-dealers to their Self Regulatory Organization (SRO) and the SRO distributes the trade data to market data vendors and financial websites so investors can track price and volume. Since grey market securities are not traded or quoted on an exchange or interdealer quotation system, investor's bids and offers are not collected in a central spot so market transparency is diminished and Best Execution of orders is difficult.

If our common stock is delisted from the OTC Bulletin Board, the market price of our common stock could decrease significantly.

If we are unable to maintain the listing of our common stock on the OTC Bulletin Board, trading, if any, in our common stock would thereafter be conducted in the over-the-counter market on the "Grey sheets". If our common stock were moved to the "Grey sheets", an investor would find it more difficult to dispose of, or to obtain quotations as to the price of, our common stock. Additionally, if our common stock is delisted from the OTC Bulletin Board the market price of our common stock could decrease significantly.

We have not paid, and do not intend to pay cash dividends in the foreseeable future.

We have not paid any cash dividends on our common stock and do not intend to pay cash dividends in the foreseeable future. We intend to retain future earnings, if any, for reinvestment in the development and expansion of our business. Dividend payments in the future may also be limited by financing agreements or covenants contained in securities that we may issue, such as those contained in the Purchase Agreement and the related definitive financing documents. Any future determination to pay cash dividends will be at the discretion of our board of directors and depend on our financial condition, results of operations, capital and legal requirements and such other factors as our board of directors deems relevant.

Our business plan is based, in part, on estimates and assumptions which may prove to be inaccurate and accordingly our business plan may not succeed.

The discussion of our business incorporates management’s current best estimate and analysis of the potential market, opportunities and difficulties that we face.  There can be no assurances that the underlying assumptions accurately reflect our opportunities and potential for success.  Competitive and economic forces on marketing, distribution and pricing of our products make forecasting of sales, revenues and costs extremely difficult and unpredictable.

We may need to issue more stock, which could dilute your stock.

If we do not have enough capital to meet our future capital requirements, we may need to conduct additional capital-raising in order to continue our operations.  To the extent that additional capital is raised through the sale of equity and/or convertible debt securities, the issuance of such securities could result in dilution to our shareholders and/or increased debt service commitments.  Accordingly, if we issue additional stock, it could reduce the value of your stock.

Fluctuations in foreign exchange rates, especially a depreciation of the Canadian dollar against the U.S. dollar, could negatively impact our results of operations, which we record in U.S. dollars.

Our significant operations are in Canada. We use local currency (primarily Canadian dollars) as the functional currency for our financial statements. Exchange rates between Canadian dollars and U.S. dollars in recent years have fluctuated significantly and may continue to do so in the future. Because we record the financial results of our non-U.S. operations in U.S. dollars, depreciation of the Canadian dollar against the U.S. dollar would reduce the contribution, in U.S. dollar terms, of our Canadian operations and would consequently have a negative impact on our consolidated results of operations.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

We would prefer to register our securities using an S-1 Registration Statement under The Securities Act of 1933, but given the relative size of our company and the regulation of shares, we believe registration on Form 10 pursuant to Section 12(g) of The Securities Exchange Act of 1934 is more appropriate to the development of our business objectives.

We deliver our services through an extensive field service organization consisting of skilled craftspeople, field offices, and additional facilities located at customer sites throughout Western Canada. We are able to offer our clients complete scaffold services; including solutions to address the construction and maintenance of all their capital equipment. We can either sell scaffolding equipment to the client and then provide inventory management services or provide equipment to clients on a rental basis. In either case, we utilize the services of our highly skilled and experienced supervisory personnel.

We primarily service energy-related markets, with clients in the refining, chemicals, power generation, offshore oil production and other industries. In energy-related markets, our services support the ongoing maintenance, inspection and periodic overhauls (turnarounds and up-keeping) of our customers' facilities. We also provide work access services associated with the construction of new facilities and the expansion or upgrading of existing sites. In the commercial and infrastructure markets, we support new construction and renovation projects, including for high-rise buildings, hospitals, airports, churches, bridges, dams and other construction and renovation projects throughout Western Canada.

Our work access service offerings facilitate access to our customers' tall and complex structures. The core of our work access business is comprised of work access services for ongoing maintenance at our customers' facilities. We also provide our customers with specialty craft labor services, including safety services. We believe that providing this service strengthens our relationships with our core customer base and provides a good safe work environment.

We face many challenges in meeting our goals. Scaffolding services are offered by many companies in and around the Western Canada area but we believe that, if properly capitalized, we can strength our relationship with our existed clients and develop new contacts and resources to compete in this field and within our very rich and profitable market.

Results of Operations

Revenues

Our revenues were approximately $5,263,933 for the year ended March 31, 2008 compared to revenues of approximately $6,652,837 for the year ended March 31, 2007.

 Expenses

Operating expenses for the year ended March 31, 2008 were $4,997,992, compared to the operating expenses of $5,616,690 for the year ended March 31, 2007. The decrease in expenses during the year was primarily attributable to expenses control.

We expect increases in expenses through the fiscal year 2009 as. In addition, we expect cash outlays for professional fees to increase to around $20,000 per year for compliance with the reporting requirements of the Securities and Exchange Commission once we file a registration statement to become a reporting company.

Any change in our revenues or operating expenses would have a material effect on our net income (loss), and we anticipate that our net profit or loss, and operating profit or loss, will begin to vary widely from time period to time period once we increase our operations.  As we increase our operations, we anticipate a growth in our revenues.  As we expand, we also anticipate an increase in expenses as we will need to purchase more supplies and equipment.  However, in purchasing more, we may be able to achieve economies of scale, thereby increasing our revenues at a higher rate than our expenses.  This will cause our net profit to vary from time period to time period as we continue to expand.  Nevertheless, a decline in economic conditions or consumer spending could create a decline in revenues, which would also cause our net profit or loss to vary widely from time period to time period.  While a declining economic trend is possible, we cannot be certain of the extent of the impact such a decline may have.

Income Taxes

We had a recovery of income taxes for the year ended March 31, 2008 in the amount of $85,312 compared to a provision for income taxes for the year ended March 31, 2007 in the amount of $125,402.

Income/Losses

Net loss for the year ended March 31, 2008 amounted to $789,817, compared to the net income gain of $406,180 for the same period ended March 31, 2007. The decrease during the year 2008 was due primarily to discontinued operations of the subsidiary.

Impact of Inflation

We believe that inflation has had a negligible effect on operations since inception. We believe that we can offset inflationary increases in the cost of operations by increasing sales and improving operating efficiencies.

Liquidity and Capital Resources

Cash flows used in operating activities were $610,285 for the year ended March 31, 2008, compared to cash flows of $(625,745) used in operating activities for the year ended March 31, 2007. Cash flows used in operations during the year ended March 31, 2008 were due primarily to the net loss of $789,817 and the $12,270 increase in prepaid to $24,682, offset by the decrease in account payables of $779,282. Cash flows used in operations during the year ended March 31, 2007 consisted of the net income gain of $406,180 and the prepaid expenses in the amount of $12,412.

Cash flows used in investing activities were $1,084,152 for the year ended March 31, 2008 due primarily to the purchase of fixed assets and scaffolding equipment. We had negative cash flows from investing activities for the year ended March 31, 2007 in the amount of $213,499.

Cash flows used by financing activities for the year ended March 31, 2008 were $1,202,706 compared to cash flows provided by financing activities for the year ended March 31, 2007 in the amount of $399,806, primarily attributable to the repayment of long-term debt and repayment of mortgages payable.

Our end of the year cash for March 31, 2008 amounted to $0 compared to the bank indebtedness of $491,731 for the year ended March 31, 2007. Attributable to the repayment of long-term debt and repayment of mortgages payable.

Quantitative and Qualitative Disclosures about Market Risk

We have no material exposure to interest rate changes.

Critical Accounting Policies and Estimates

Management's Discussion and Analysis of Financial Condition and Results of Operations discusses our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, management evaluates our estimates and judgments, including those related to revenue recognition, financing operations, and contingencies and litigation.

Revenue Recognition

Revenue for services provided is recognized over the period to which the service contract relates on a straight line basis.

Revenue for scaffolding rentals is recognized over the period to which the rental relates on a straight line basis.

Revenue for scaffolding sales is recognized when scaffolding equipment is delivered to the customer. In the event that the equipment is already on site pursuant to a service or rental agreement, revenue will then be recognized on the date of sale pursuant to the contract of sale.

Off-Balance Sheet Arrangements

Our company has not entered into any transaction, agreement or other contractual arrangement with an entity unconsolidated with us under which we have

•	an obligation under a guarantee contract,

•	a retained or contingent interest in assets transferred to the unconsolidated entity or similar arrangement that serves as credit, liquidity or market risk support to such entity for such assets,
•	any obligation, including a contingent obligation, under a contract that would be accounted for as a derivative instrument, or

•
any obligation, including a contingent obligation, arising out of a variable interest in an unconsolidated entity that is held by us and material to us where such entity provides financing, liquidity, market risk or credit risk support to, or engages in leasing, hedging or research and development services with us.

Item 3. Description of Property

We bought our building, located at 2102-102 Avenue, Edmonton, Alberta, T6P-1W3, in 2006. Our mortgage is payable to the Business Development Bank of Canada bearing interest at the Bank’s Floating Base Rate (6.9% in March  2008) plus 2%. The principal repayments began January 2006 in the amount of $1,655 and continue thereafter at $2,365 for 179 months. The interest of the mortgage is calculated and paid separately every month. The mortgage is secured by the land and the building.

Item 4. Security Ownership of Certain Beneficial Owners and Management

The following table shows information as of November 2008 with respect to each beneficial owner of more than five percent of the Company’s Common Stock:

Name and Address of Beneficial Owner	Common Stock Beneficially Owned[1]	Percent of Class
Porfirio Simões [2] 24528 Sturgeon Road Site 223, Comp 78, RR2 Saint Albert - Canada T8N 1M9	3,100,000	21.01%
			%

[1] Based on 15,000,000 issued and outstanding shares of common stock.

[2] Porfirio Simões is the Director, President, and CEO of the Company and has served as such since inception.

The following table shows information as of November 1, 2008 with respect to each of the beneficial owners of the Company’s Common Stock by its executive officers, directors and nominee individually and as a group:

Name and Address	Position	Common Stock Beneficially Owned[1]	Percent of Shares
Porfirio Simões [2] 24528 Sturgeon Road Site 223, Comp 78, RR2 Saint Albert - Canada T8N 1M9	President, CEO	3,100,000	21.01%
All officers and directors as a group (1 person)		3,100,000	21.01%

[1] Based on 15,000,000 issued and outstanding shares of common stock.

[2] Porfirio Simões is the President, Director, and CEO of the Company and has served as such since inception.

Changes in Control

None

Item 5. Directors, Executive Officers, Promoters and Control Persons

A list of current officers and directors appears above. The directors of the Company are elected annually by the shareholders. The officers serve at the discretion of the Board of Directors. The Board of Directors may authorize and establish reasonable compensation of the Directors for services to the Corporation as Directors, including, but not limited to attendance at any annual or special meeting of the Board.  There are no employment contracts or any arrangements to compensate any officer who resigns, retires or is terminated or such occurs as a result of a change in control of the Company.

The principal occupation and business experience during at least the last five years for each of the present directors and executive officers of the Company are as follows:

Porfirio Simões, age 60, has been Founder, President and Director since the inception of Link Scaffold Services, Inc. in August 2001. Prior to establishing his company, Mr. Simões worked for twenty-nine years in the Canadian scaffolding industry, and developed a solid network of industry contacts. As a result, based on his reputation for service, cost-effectiveness and safety, he has established a solid client base of customers for Link  Scaffolding Service Inc.  Mr. Simões is the driving force behind Link Scaffold Services Inc.  After twenty-nine years in the construction and scaffolding industry, including fourteen years specializing in managing and marketing scaffolding companies, Mr. Simões is well qualified to operate this company and he has clearly demonstrated his capability to establish and develop the business.

Involvement in Certain Legal Proceedings

No director, person nominated to become a director, executive officer, promoter or control persons of our company has been involved during the last five years in any of the following events that are material to an evaluation of his ability or integrity:

•	Bankruptcy petitions filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.

•	Conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses).

•
Being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring or suspending or otherwise limiting his involvement in any type of business, securities or banking activities, or

•
Being found by a court of competition jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Item 6. Executive Compensation

The Company paid Porfirio Simões a salary of $175,000 for the year ended March 31st, 2008.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compen- sation ($)	Nonquali- fied Deferred Compensa- tion Earnings ($)	All Other Compensa- tion ($)	Total ($)
Porfirio Simões President, Director, and CEO	2008 2007 2006	175,000 125,000 85,000	- - -	- - -	- - -	- - -	- - -	- - -	175,000 125,000 85,000

Item 7. Certain Relationships and Related Transactions, and Director Independence

Our director, Mr. Porfirio Simões, is employed by us as President and CEO of the Company. We do not believe this director is independent under any definition of independence of a national securities exchange or of quotation system which has requirements that a majority of the board of directors be independent. We have not previously registered shares of our Common Stock under The Securities Act of 1933 or The Securities Exchange Act of 1934. Furthermore, shares of our Common Stock are not currently listed on any national securities exchange or inter-dealer quotation system which has requirements that a majority of the board of directors be independent. We, therefore, have not in the past been governed by specific corporate governance guidelines or rules imposing independence requirements on the composition of the Board of Directors. If we initiate quotation of our securities on an inter-dealer electronic quotation service or a national securities exchange, we will, at that time, reevaluate our Board of Directors independence in light of applicable corporate governance guidelines and rules and corporate best practices.

Item 8. Legal Proceedings

We are currently not involved in any litigation that we believe could have a materially adverse effect on our financial condition or results of operations. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our company or any of our subsidiaries, threatened against or affecting our company, our common stock, any of our subsidiaries or of our company's or our company's subsidiaries' officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder          Matters

Our common shares currently trade on the Grey Sheets and our quotes on the Pink Sheets quotation system found at www.pinksheets.com. Below is a table that shows our trading prices for the past two years. The information below was gathered from the Pink Sheets website.

	High	Low
2006 Q1	.35	.05
2006 Q2	.15	.15
2006 Q3	.15	.12
2006 Q4	.21	.10
2007 Q1	.20	.15
2007 Q2	.15	.06
2007 Q3	.06	.06
2007 Q4	.06	.01
2008 Q1	.01	.01
2008 Q2	.10	.01
2008 Q3	.10	.10

Holders

We have approximately 42 record holders of our common stock as of September 24, 2008.

Dividend Policy

We have never paid any cash dividends on our common shares, and we do not anticipate that we will pay any dividends with respect to those securities in the foreseeable future. Our current business plan is to retain any future earnings to finance the development of our business.

Equity Compensation Plan and Stock Option Plan Information

The Company, at the current time, has no stock option plan or any equity compensation plans.

Item 10.  Recent Sales of Unregistered Securities

Shares Issued for Services in 2008

We issued 500,000 common shares to Greentree Financial Group, Inc. for its consulting services to the Company that consist of assisting in the preparation of this Form 10, compliance with state Blue Sky regulations, selection of an independent transfer agent and Edgar services. We relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended. We made this offering based on the following facts: (1) the issuance was an isolated private transaction which did not involve a public offering; (2) there was only one offeree, (3) the offeree has agreed to the imposition of a restrictive legend on the face of the stock certificate representing its shares, to the effect that it will not resell the stock unless its shares are registered or an exemption from registration is available; (4) the offeree was a sophisticated investor very familiar with our company and stock-based transactions; (5) there were no subsequent or contemporaneous public offerings of the stock; (6) the stock was not broken down into smaller denominations; and (7) the negotiations for the sale of the stock took place directly between the offeree and our management.  A copy of the consulting agreement between Greentree Financial Group, Inc. and ourselves is attached hereto as Exhibit 10.1.

Secured Promissory Notes

None.

Item 11. Description of Registrant’s Securities

Common Stock

Our company is authorized to issue 500,000,000 shares of common stock with a $0.001 par value and as of September 24, 2008 we had 15,000,000 shares of common stock issued and outstanding and owned by 42 shareholders of record.  Of those 15,000,000 shares of common stock, none were free trading.

Voting Rights

Holders of the shares of common stock are entitled to one vote per share on all matters submitted to a vote of the shareholders. Shares of common stock do not have a cumulative voting right, which means that the holders of a majority of the shares voting for the election of the board of directors can elect all members of the board of directors.

Dividend Rights

Holders of record of shares of common stock are entitled to receive dividends when and if declared by the board of directors out of funds of the company legally available thereof.

Liquidation Rights

Upon any liquidation, dissolution or winding up, holders of shares of common stock are entitled to receive pro rata all of the assets of the company available for distribution to shareholders, subject to the prior satisfaction of the liquidation rights of the holders of outstanding shares of Preferred Stock.

Preemptive Rights

Holders of common stock do not have any preemptive rights to subscribe for or to purchase any stock, obligations or other securities of the Company.

Registrar and Transfer Agent

Heritage Trust, 4 King Street West, Toronto, ONT M5H 1B6, Canada is our transfer agent and registrar of our common stock. Its telephone number is (416) 364-9509

Item 12. Indemnification of Directors and Officers

The Corporation will indemnify to the fullest extent permitted by Chapter 78 of the Nevada Revised Statutes, as in effect at the time of the determination, any current or former director or officer of the Corporation who was or is a party or is threatened to be made a party to any proceeding (other than a proceeding by or in the right of the Corporation to procure a judgment in its favor) by reason of the fact that the person is or was a director, officer, employee, or agent of the Corporation, or any of its subsidiaries, against all expenses, judgments, fines and amounts paid in settlement, actually and reasonably incurred by the director or officer in connection with such proceeding if the director or officer acted in good faith and in a manner the director or officer reasonably believed was in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, the director or officer, in addition, had no reasonable cause to believe that the director’s or officer’s conduct was unlawful; provided, however, that the Corporation will not be required to indemnify any director or officer in connection with any proceeding (or part thereof): (i) initiated by such person or any proceeding by such person against the Corporation or its directors, officers, employees or other agents, or (ii) charging improper personal benefit to the director or officer in which the director or officer is adjudged liable on the basis that personal benefit was improperly received by the director or officer unless and only to the extent that the court conducting such proceeding or any other court of competent jurisdiction determines upon application that, despite the adjudication of liability, the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, unless: (A) such indemnification is expressly required to be made by law; (B) the proceeding was authorized by the Board of Directors of the Corporation; or (C) such indemnification is provided by the Corporation, in its sole discretion, pursuant to the powers vested in the Corporation under Title 7 of the  Nevada Revised Statutes pertaining to Chapter 78 of the Nevada Revised Statutes. The rights of indemnification provided in this Item 4 will be in addition to any rights to which any such person may otherwise be entitled under any certificate or articles of incorporation, bylaw, agreement, statute, policy of insurance, vote of stockholders or Board of Directors, or otherwise, which exists at or subsequent to the time such person incurs or becomes subject to such liability and expense.

Item 13. Financial Statements and Supplementary Data

An audited balance sheet as of March 31, 2008, an audited statement of operations for the year ended March 31, 2008, an audited statement of stockholders’ equity as of March 31, 2008, and an audited statement of cash flows for the year ended March 31, 2008 are filed at the end of the Form 10.

Also filed at the end of this Form 10 are unaudited interim balance sheets, statements of operations, statements of stockholders’ equity, and statements of cash flows for the three and six months ended June 30, 2008 and September 30, 2008.

Item 14. Changes In and Disagreements With Accountants on Accounting and Financial Disclosure

Since inception on May 23rd 2002, our principal independent accountant has neither resigned, declined to stand for re-election, nor been dismissed by our directors.

Item 15. Financial Statements and Exhibits

Set forth below are the following combined financial statements for our company for the year ended March 31, 2008 and the three months ended June 30, 2008 and 2007 (unaudited) and the six months ended September 30, 2008.

Index to Exhibits

The following exhibits are filed as a part of this Form 10 Registration Statement:

Exhibit No.	Description

3.1	Articles of Incorporation of Link Scaffold Products North America, Inc

3.2	Bylaws of Link Scaffold Products North America, Inc

3.3	Articles of Amendment for Name Change

3.4	Certificate of Existence with Status in Good Standing

10.1	Consulting agreement with Greentree Financial Group, Inc.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Link Scaffold Products North America, Inc.

By:	/s/ Porfirio Simões
Porfirio Simões, President, Director, and CEO
November 20th, 2008

Link Scaffold Products North America, Inc.  March 31, 2008

Financial Statements                                                                                                           Page

Report of Independent Registered Auditors                                                                                15

Balance Sheet                                                                                                                          16

Statement of Operations                                                                                                            17

Statement of Cash Flows                                                                                                           18

Statement of Stockholders’ Equity                                                                                              19

Notes to Financial Statements                                                                                                    20

Douglas W. Child, CPA
Marty D. Van Wagoner, CPA
J. Russ Bradshaw, CPA
William R. Denney, CPA
Roger B. Kennard, CPA
Russell E. Anderson, CPA
Scott L. Farnes

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Officers and Directors
Link Scaffold Products North America, Inc.

We have audited the accompanying balance sheet of Link Scaffold Products North America, Inc. as of March 31, 2008, and the related statements of operations, stockholder’s equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principals used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Link Scaffold Products North America, Inc. as of March 31, 2008, and the results of its operations, changes in stockholders’ equity and its cash flows for the year then ended, in conformity with accounting principals generally accepted in the United States of America

1284 West Flint Meadow Dr. #D
Kaysville, Utah 84037
Telephone 801.927.1377
Facsimile 801.927.1344

5296 S. Commerce Dr. #300
Salt Lake City, Utah 84107
Telephone 801.281.4700
Facsimile 801.281.4701

Suite A, 5F
North Cape Commercial Bldg
373 King’s Road
North Point, Hong Kong

www.cpaone.net

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company sold its subsidiary and no longer has operations. This factor, among others, raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Child, Van Wagoner & Bradshaw, PLLC
Child, Van Wagoner & Bradshaw, PLLC
Certified Public Accountants
Salt Lake City, Utah
October 28, 2008

LINK SCAFFOLD PRODUCTS NORTH AMERICA, INC.
BALANCE SHEETS
AS AT MARCH 31, 2008 and MARCH 31, 2007

	2008	2007
		(Unaudited)
CURRENT ASSETS
Accounts receivable, net of allowance for doubtful accounts	$1	$664,522
Inventory	-	1,062,792
Prepaid expenses and other current assets	-	24,682
TOTAL CURRENT ASSETS	-	1,751,996

RENTAL EQUIPMENT, net of accumulated depreciation (note 4)	-	506,139
FIXED ASSETS, net of accumulated depreciation (note 4)	-	733,087

TOTAL ASSETS	$1	$2,991,222

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Bank indebtedness	$-	$491,731
Accounts payable and accrued liabilities	-	264,655
Income taxes payable	-	177,470
Current portion of mortgage payable (note 5)	-	24,617
Current portion of long-term debt (note 6)	-	195,701
Current portion of asset under capital lease (note 7)	-	20,177
TOTAL CURRENT LIABILITIES	-	1,174,351

DEFERRED INCOME TAXES	-	64,842
MORTGAGE PAYABLE (note 5)	-	313,864
LONG-TERM DEBT (note 6)	-	515,164
OBLIGATION UNDER CAPITAL LEASE (note 7)	-	44,202
DUE TO RELATED PARTIES (note 8)	-	88,972
TOTAL LIABILITIES	-	2,201,395

STOCKHOLDERS' EQUITY
SHARE CAPITAL (note 9)	1	10
RETAINED EARNINGS	-	789,817
TOTAL STOCKHOLDERS' EQUITY	1	789,827

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$1	$2,991,222

APPROVED BY THE BOARD

/s/ Porfirio Simones
Porfirio Simones
The accompanying notes are an integral part of these financial statements

LINK SCAFFOLD PRODUCTS NORTH AMERICA, INC.
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED MARCH 31, 2008 and MARCH 31, 2007

	2008	2007
		(Unaudited)
REVENUE
Scaffold Rental & Services	$5,263,933	$6,652,837
Equipment Sales	298,343	120,800
	5,562,276	6,773,637
COST OF GOODS SOLD
Cost of equipment sales	(403,163)	80,381
Cost of Rental Services	313,172	266,680
	(89,991)	347,061

GROSS PROFIT	5,652,267	6,426,576

EXPENSES
Wages and subcontracting	3,947,689	4,751,286
Automotive and travel	211,520	275,734
Insurance	84,262	71,268
Office	63,136	47,498
Professional fees	138,008	108,174
Telephone and utilities	64,078	51,987
Advertising and promotion	80,363	53,687
Freight	33,866	11,757
Bank charges and interest	125,757	89,154
Property taxes	1,385	4,405
Materials	94,522	80,741
Repairs and maintenance	153,405	70,999
	4,997,992	5,616,690

INCOME BEFORE THE UNDERNOTED	654,275	809,886

Amortization	150,525	179,907
(Gain)/loss on disposal of fixed assets	4,549	(1,252)
Interest on long-term debt	178,628	116,648
Gain on foreign exchange	-	(16,999)
Forgiveness of loan to subsidiary company	100,000	-
Loss on disposition of subsidiary company	1,095,702	-
	1,529,404	278,304

INCOME (LOSS) BEFORE TAXES	(875,129)	531,582

PROVISION FOR (RECOVERY OF) INCOME TAXES (note 10)	(85,312)	125,402

NET INCOME (LOSS) ON DISCONTINUED OPERATIONS	(789,817)	406,180

RETAINED EARNINGS , BEGINNING OF YEAR	789,817	383,637

RETAINED EARNINGS, END OF YEAR	-	$789,817

NET INCOME (LOSS) PER SHARE
Weighted average shares outstanding	15,000,000	15,000,000
Earnings per share (basic & diluted)	$(0.05)	$0.03

The accompanying notes are an integral part of these financial statements

LINK SCAFFOLD PRODUCTS NORTH AMERICA, INC.
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED MARCH 31, 2008 and MARCH 31, 2007

	2008	2007
		(Unaudited)
OPERATING ACTIVITIES
Net income (Loss)	$(789,817)	$ 406,180
Items not affecting cash:
Deferred income taxes	(64,842)	(56,164)
(Gain) loss on disposal of fixed assets	4,549	(1,252)
Amortization	150,525	179,907
	(699,585)	528,671

Net changes in non-cash working capital
Accounts receivable	664,521	358,992
Prepaid expenses and other current assets	24,682	12,412
Scaffolding inventory	1,062,792	(529,981)
Accounts payable and accrued liabilities	(264,655)	(1,043,937)
Income taxes payable	(177,470)	48,098
	1,309,870	(1,154,416)

Net Cash (used in) provided by operating activities	610,285	(625,745)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase (disposal) of scaffold equipment	446,215	-
Purchase (disposal) of fixed assets	637,937	(213,499)
Net cash provided by (used in) investing activities	1,084,152	(213,499)

CASH FLOWS FROM FINANCING ACTIVITIES
Share capital adjustment	(9)	-
Repayments of mortgage payable	(338,481)	(20,180)
Repayments of long-term debt	(710,865)	(211,357)
Proceeds from long-term debt	-	727,536
Repayment of capital lease obligations	(64,379)	(3,766)
Repayment of amounts due to related parties	(88,972)	(92,427)
Net cash provided by (used in) financing activities	(1,202,706)	399,806

Net (increase)decrease in bank indebtedness	491,731	(439,438)

BANK INDEBTEDNESS, BEGINNING OF YEAR	(491,731)	(52,293)

CASH (BANK INDEBTEDNESS), END OF YEAR	-	$ (491,731)
Supplemental Information:	178,628	116,648
Interest paid	(85,312)	136,564
Income taxes paid (Recovered)
Non-cash financing and investing activities:
Purchase of equipment funded by capital lease obligations	-	74,084

The accompanying notes are an integral part of these financial statements

LINK SCAFFOLD PRODUCTS NORTH AMERICA, INC.
STATEMENTS OF STOCKHOLDERS’ EQUITY
AS AT MARCH 31, 2008

			Retained
	Common Stock		Earnings	Total

	Shares Amount

Balance April 1, 2005 (Unaudited)	15,000,000	$ 10	$ 29,061	$ 29,071

Net Income March 31, 2006			$ 354,576	$ 354,576

Balance March 31, 2006 (Unaudited)	15,000,000	$ 10	$ 383,637	$ 383,647

Net Income March 31, 2007			$ 406,180	$ 406,180

Balance March 31, 2007 (Unaudited)	15,000,000	$ 10	$ 789,817	$ 789,827

Disposition of subsidiary		$ (9)		$ (9)

Net Loss March 31, 2008			$ (789,817)	$ (789,817)

Balance March 31, 2008		$ 1	$ -	$ 1

The accompanying notes are an integral part of these financial statements

LINK SCAFFOLD PRODUCTS NORTH AMERICA, INC.
NOTES TO FINANCIAL STATEMENTS
AS AT MARCH 31, 2008

NOTE 1. GENERAL ORGANIZATION AND BUSINESS

Nevada Central Products Inc. was incorporated under the laws of the state of Nevada on May 23, 2002 and changed its name to Link Scaffold Products North America, Inc. on April 7, 2005.

On January 3, 2005, Link Scaffold Products North America, Inc. (formerly Nevada Central Products Inc.) acquired all of the outstanding shares of Link Scaffold Services Inc. in an all share transaction treated as a reverse acquisition. The company issued 9,000,000 restricted shares to acquire 100% of the company crediting $ 1 to capital stock.

On February 14, 2008, Link Scaffold Products North America, Inc. disposed of all of the shares held in Link Scaffold Services Inc. in exchange for 9,000,000 shares, which are presently being held in treasury.

Nature of Operations

Link Scaffold Products North America Inc. is a public company listed for trading on the Pink Sheets (LKSC-P) and whose corporate headquarters are located in Edmonton, Canada.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting policies and procedures are listed below. The company has adopted a March 31 year end.

Basis of Presentation

These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).

Basis of Consolidation

The financial statements for the year ended March 31, 2007 include the accounts of the company and its former wholly owned subsidiary, Link Scaffold Services Inc.  The financial statements for the year ended March 31, 2008 do not reflect consolidated information as the subsidiary; Link Scaffold Services Inc. was disposed of during the year as discussed in note 1 above. The statement of operations for the year ended March 31, 2008 provides consolidated information for discontinued operations.

Earnings per Share

The Company computes earnings per share in accordance with the provisions of SFAS No. 128, "Earnings per Share." SFAS No. 128, which requires the presentation of basic and diluted earnings per share ("EPS"). Basic EPS is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS includes the potential dilution that could occur if options or other contracts to issue common stock were exercised or converted.

The Company has not issued any options or warrants or similar securities since inception.

Inventory

The company considers all Scaffold equipment located on company premises as available for sale and records it at the lower of cost, determined on an average cost basis and market. Market is considered to be net replacement cost for raw materials and net realizable value for finished goods.

Fixed Assets

Fixed assets are carried at cost. Amortization is computed over the assets’ estimated useful lives using the declining balance method of amortization for all assets excluding Scaffold equipment which is on client premises, but is at all times available for sale, for which the straight-line method of amortization is used. Maintenance and repairs are charged to expense as incurred; major renewals and improvements are capitalized. When items of fixed assets are sold or retired, the related cost and accumulated amortization are removed from the accounts and any gain or loss is included in income.

The company provides amortization over the useful lives of capital assets at the following rates:

Scaffold equipment                                      Straight line over 10 years
Building                                                       5%  Declining balance
Automotive                                                  30% Declining balance
Computer equipment                                    30% Declining balance
Furniture and equipment                               20% Declining balance

Income Taxes

Income taxes are accounted for using the asset and liability method.

The provision for income taxes is the total of the current taxes payable and the net of the change in the deferred income taxes.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the period in which transactions affect current taxable income and the period in which they enter into the determination of net income in the financial statements.

The effect of the change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. To the extent that it is not considered to be more likely than not that a deferred tax asset will be realized, a valuation allowance is provided.

Advertising Costs

Advertising costs are expensed when incurred.

LINK SCAFFOLD PRODUCTS NORTH AMERICA, INC.
NOTES TO FINANCIAL STATEMENTS
AS AT MARCH 31, 2008

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES CON’T

Use of Estimates

The preparation of these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Research and Development

The Company accounts for research and development costs in accordance with the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 2 (“SFAS 2”), “Accounting for Research and Development Costs”.  Under SFAS 2, all research and development costs must be charged to expense as incurred. Accordingly, internal research and development costs are expensed as incurred.  Third-party research and developments costs are expensed when the contracted work has been performed or as milestone results have been achieved.  Company-sponsored research and development costs related to both present and future products are expensed in the period incurred.

Revenue Recognition

Revenue for services provided is recognized over the period to which the service contract relates on a straight-line basis.

Revenue for scaffolding rentals is recognized over the period to which the rental relates on a straight-line basis.

Revenue for scaffolding sales is recognized when scaffolding equipment is delivered to the customer. In the event that the equipment is already on site pursuant to a service or rental agreement, revenue will then be recognized on the date of sale pursuant to the contract of sale.

Comprehensive Income

Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income” (SFAS 130), establishes standards for reporting and display of comprehensive income, its components and accumulated balances.  Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners.  Among other disclosures, SFAS 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.  The Company’s comprehensive income is the same as its net income.

Stock Based Compensation

As permitted by Statement of Financial Accounting Standards ("SFAS") No. 148, "Accounting for Stock-Based Compensation--Transition and Disclosure", which amended SFAS 123 ("SFAS 123"), "Accounting for Stock-Based Compensation", the Company has elected to continue to follow the intrinsic value method in accounting for its stock-based employee compensation arrangements as defined by Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees”, and related Interpretations including "Financial Accounting Standards

Board Interpretations No. 44, Accounting for Certain Transactions Involving Stock Compensation", and interpretation of APB No. 25. As at March 31, 2008 the Company has not formed a Stock Option Plan and has not issued any options.

Financial Instruments

Fair Value

At March 31, 2008, the company had no financial instruments.

NOTE 3. RECENTLY ISSUED ACCOUNTING STANDARDS

In December 2007, the FASB issued SFAS No. 141 (revised 2007), BUSINESS COMBINATIONS. This revision to SFAS No. 141 requires an acquirer to recognize the assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree at the acquisition date, at their fair values as of the acquisition date, with limited exceptions. This revision also requires that acquisition-related costs be recognized separately from the assets acquired and that expected restructuring costs be recognized as if they were a liability assumed at the acquisition date and recognized separately from the business combination. In addition, this revision requires that if a business combination is achieved in stages, that the identifiable assets and liabilities, as well as the non-controlling interest in the acquiree, be recognized at the full amounts of their fair values.

In December 2007, the FASB issued SFAS No. 160, NONCONTROLLING INTERESTS IN CONSOLIDATED FINANCIAL STATEMENTS, an amendment of ARB No. 51. The objective of this statement is to improve the relevance, comparability, and transparency of the financial statements by establishing accounting and reporting standards for the Noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. The Company believes that this statement will not have any impact on its financial statements, unless it deconsolidates a subsidiary.

In March 2008, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 161, DISCLOSURES ABOUT DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES (an amendment to SFAS No. 133). This statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008 and requires enhanced disclosures with respect to derivative and hedging activities. The Company will comply with the disclosure requirements of this statement if it utilizes derivative instruments or engages in hedging activities upon its effectiveness.

In April 2008, the FASB issued FASB Staff Position No. 142-3, DETERMINATION OF THE USEFUL LIFE OF INTANGIBLE ASSETS (“FSP No. 142-3”) to improve the consistency between the useful life of a recognized intangible asset (under SFAS No. 142) and the period of expected cash flows used to measure the fair value of the intangible asset (under SFAS No. 141(R)). FSP No. 142-3 amends the factors to be considered when developing renewal or extension assumptions that are used to estimate an intangible asset’s useful life under SFAS No. 142. The guidance in the new staff position is to be applied prospectively to intangible assets acquired after December 31, 2008. In addition, FSP No. 142-3 increases the disclosure requirements related to renewal or extension assumptions. The Company does not believe implementation of FSP No. 142-3 will have a material impact on its financial statements.

In May 2008, the FASB issued Statement No. 162, THE HIERARCHY OF GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.  This statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States (the GAAP hierarchy).  This statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “the Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.”

In May 2008, the FASB issued Statement No. 163, ACCOUNTING FOR FINANCE GUARANTEE INSURANCE CONTRACTS – AN INTERPRETATION OF FASB STATEMENT NO. 60.  The premium revenue recognition approach for a financial guarantee insurance contract links premium revenue recognition to the amount of insurance protection and the period in which it is provided. For purposes of this statement, the amount of insurance protection provided is assumed to be a function of the insured principal amount outstanding, since the premium received requires the insurance enterprise to stand ready to protect holders of an insured financial obligation from loss due to default over the period of the insured financial obligation.  This Statement is effective for financial statements issued for fiscal years beginning after December 15, 2008.

In June 2008, the FASB issued FASB Staff Position Emerging Issues Task Force (EITF) No. 03-6-1, DETERMINING WHETHER INSTRUMENTS GRANTED IN SHARE-BASED PAYMENT TRANSACTIONS ARE PARTICIPATING SECURITIES (“FSP EITF No. 03-6-1”).  Under FSP EITF No. 03-6-1, unvested share-based payment awards that contain rights to receive nonforfeitable dividends (whether paid or unpaid) are participating securities, and should be included in the two-class method of computing EPS. FSP EITF No. 03-6-1 is effective for fiscal years beginning after December 15, 2008, and interim periods within those years, and is not expected to have a significant impact on the Company’s financial statements.

None of the above new pronouncements has current application to the Company, but may be applicable to the Company's future financial reporting.

NOTE 4. FIXED ASSETS

Fixed assets consist of the following at March 31, 2008 and 2007

	March 31,	March 31,
	2008	2007

Scaffold equipment
Land	$-	$506,139
Building	$-	$251,628
Automotive	$-	$171,561
Computer equipment	$-	$47,416
Asset under capital lease	$-	$62,842
Furniture & equipment	$-	$39,300

Total	$-	$733.087

LINK SCAFFOLD PRODUCTS NORTH AMERICA, INC.
NOTES TO FINANCIAL STATEMENTS
AS AT MARCH 31, 2008

NOTE 5. MORTGAGE PAYABLE

Mortgage payable to the Business Development Bank of Canada bearing interest at the Bank’s Floating Base Rate (6.90% as at June 30, 2007) plus 2%.  Principal repayments began January 1, 2006 in the amount of $ 1,444 and continue thereafter at $ 2,051 for 179 months.  Interest is calculated and paid separately and due monthly.  The mortgage is secured by: the land and building, a general security agreement against Link Scaffold Services Inc., the personal guarantee of a director up to a maximum of $ 108,425, the assignment of the director loan in the amount of $ 45,347, and subject to a postponement of claim on the amount owing to V.I.P. Scaffold Enterprises Inc., a related party by virtue of a related shareholder, in the amount of $ 41,353.

	March 31,	March 31,
	2008	2007

Total Amount Due	$-	$338,481

Amount included in current liabilities	$-	$24,617

	$-	$313,864

NOTE 6. LONG-TERM DEBT

                                                         March 31,   March 31,

                                             2008       2007

Loan bearing interest at 10% annually with no specific repayment date
(Loan was paid out subsequent to year end)                                                                                               $     -     $   52,044

Loan payable to Business Development Bank of Canada.  Principal is due in 60 monthly payments of
$ 3,617 beginning November 2006 to October 2011.  Interest is payable separately at 2.5% above fixed rates ranging from 8% to 8.3%.  The loan is secured by a General Security Agreement subject to prior charges,
and the personal guarantee of a director in the amount of $ 108,425.                                                            -            198,938

Loan payable to Business Development Bank of Canada.  Principal is due in 60 monthly payments of  $ 7,243 beginning October 2006 to September 2011.  Interest is payable separately at 15.25%.
The loan is secured by a General Security Agreement subject to prior charges, and the personal guarantee
of a director in the amount equals 50% of the outstanding balance                                                                                                                                                      -          97,486

Loans payable to Chrysler Financial Canada in monthly payments of $1,321 including interest at 8.49% through April, 2011.  Secured by two 2003 Dodge trucks.-62,397

	$-	$62,397

	$-	$710,865

Amounts included in current liabilities	$-	$195,701
	$-	$515,164

NOTE 7. OBLIGATIONS UNDER CAPITAL LEASE

	March 31,	March 31,
	2008	2007

Capital lease to National Leasing in monthly payments of $1,288 including interest at 11% through June 2010.	$-	$50,238
Capital lease to Canada West Central Finance in monthly payments of $ 985 including interest at 12.25% through July 2009.	-	25,786
	$-	$76,024

	$-	$11,645
Less amount representing interest
Present Value of net minimum capital lease payments	$-	$64,379
Current portion	-	20,177
	$-	$44,202

Interest on the capital leases is approximately 11% and 12.25% respectively. Interest expense for the year-ended March 2008 was 0 (2007- $3,625).

LINK SCAFFOLD PRODUCTS NORTH AMERICA, INC.
NOTES TO FINANCIAL STATEMENTS
AS AT MARCH 31, 2008

NOTE 8. RELATED PARTY TRANSACTIONS

	March 31,	March 31,
	2008	2007

Due to V.I.P. Scaffold Enterprises Inc.	$-	$45,083
Due to Director	$-	$43,889
	$-	$88,972

Concurrent with the disposition of Link Scaffold Services Inc. an amount of $ 100,000 owing by Link Scaffold Services Inc. to Link Scaffold Products North America, Inc. was eliminated and has been shown as an expense on the statement of operations for the year ended March 31, 2008.

NOTE 9.  SHARE CAPITAL

The tax effects of the temporary differences that give rise to our deferred tax assets and liabilities are as follows:

	March 31,	March 31,
	2008	2007
Authorized:
500,000,000 Common Shares
Issued:
15,000,000 Common Shares	$1	$10

NOTE 10. PROVISION FOR INCOME TAXES

	2008	2007

Holdbacks – not currently taxable	$-	$(19,1780)
Fixed assets	-	(45,664)
Deferred tax liability	-	(64,842)

The provision for income taxes differ from the amount established using the statutory income tax rate as follows:

	2008	2007

Income tax at Canadian statutory rate	$(85,312)	$170,797
Increase (decrease) in income taxes resulting from: Adjustment to the rate applied to timing differences	-	(45,395)
Total income tax expense (recovery)	(85,312)	(125,402)

NOTE 11. BUSINESS CONCENTRATION

The company does not have any export sales.

NOTE 12. COMMITMENTS & CONTINGENCIES

The company is not aware of any contingencies and does not have any commitments that have not been disclosed.

Link Scaffold Products North America, Inc.  June 30, 2008

Financial Statements                                                                                             Page

Balance Sheet                                                                                                           27

Statement of Operations                                                                                            28

Statement of Cash Flows                                                                                           29

Statement of Stockholders’ Equity                                                                              30

Notes to Financial Statements                                                                                    31

LINK SCAFFOLD PRODUCTS NORTH AMERICA, INC.
BALANCE SHEET
AS AT JUNE 30, 2008
(Unaudited)

ASSETS

	June 30,	March 31,
	2008	2008

ACCOUNT RECEIVABLE	$1	$1

TOTAL ASSETS	$1	$1

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES	-	-

STOCKHOLDERS' EQUITY

SHARE CAPITAL (note 4)	$1	$1

RETAINED EARNINGS	-	-

TOTAL STOCKHOLDERS' EQUITY	1	1

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$1	$1

APPROVED BY THE BOARD

/s/ Porfirio Simones
Porfirio Simones
The accompanying notes are an integral part of these financial statements

LINK SCAFFOLD PRODUCTS NORTH AMERICA, INC.
STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED JUNE 30, 2008
 (Unaudited)

	Three months	Year Ended
	Ended June 30,	March 31,
	2008	2008
REVENUE
Scaffold Rental & Services	-	$5,263,933
Equipment Sales	-	298,343
	-	5,562,276
COST OF GOODS SOLD
Cost of equipment sales	-	(403,163)
Cost of Rental Services	-	313,172
	-	(89,991)

GROSS PROFIT	-	5,652,267

EXPENSES
Wages and subcontracting	-	3,947,689
Automotive and travel	-	211,520
Insurance	-	84,262
Office	-	63,136
Professional fees	-	138,008
Telephone and utilities	-	64,078
Advertising and promotion	-	80,363
Freight	-	33,866
Bank charges and interest	-	125,757
Property taxes	-	1,385
Materials	-	94,522
Repairs and maintenance	-	153,406
	-	4,997,992

INCOME BEFORE THE UNDERNOTED	-	654,275

Amortization	-	150,525
(Gain)/loss on disposal of fixed assets	-	4,549
Interest on long-term debt	-	178,628
Forgiveness of loan to subsidiary company	-	100,000
Loss on disposition of subsidiary company	-	1,095,702
	-	1,529,404

INCOME (LOSS) BEFORE TAXES	-	(875,129)

PROVISION FOR (RECOVERY OF) INCOME TAXES	-	(85,312)

NET INCOME (LOSS) ON DISCONTINUED OPERATIONS	-	(789,817)

RETAINED EARNINGS , BEGINNING OF YEAR	-	789,817

RETAINED EARNINGS, END OF YEAR	-	-

NET INCOME (LOSS) PER SHARE
Weighted average shares outstanding	15,000,000	15,000,000
Earnings per share (basic & diluted)	-	$(0.05)

The accompanying notes are an integral part of these financial statements

LINK SCAFFOLD PRODUCTS NORTH AMERICA, INC.
STATEMENT OF CASH FLOWS
FOR THE THREE MONTHS ENDED JUNE 30, 2008
(Unaudited)

	Three months	Year Ended
	Ended June 30,	March 31,
	2008	2008
OPERATING ACTIVITIES
Net income (Loss)	-	$(789,817)
Items not affecting cash:
Deferred income taxes	-	(64,842)
(Gain)/ loss on disposal of fixed assets	-	4,549
Amortization	-	150,525
	-	(699,585)

Net changes in non-cash working capital
Accounts receivable	-	664,521
Prepaid expenses and other current assets	-	24,682
Scaffolding inventory	-	1,062,792
Accounts payable and accrued liabilities	-	(264,655)
Income taxes payable	-	(177,470)
	-	1,309,870

Net Cash (used in) provided by operating activities	-	610,285

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase (disposal) of scaffold equipment	-	446,215
Purchase (disposal) of fixed assets	-	637,937
Net cash provided by (used in) investing activities	-	1,084,152

CASH FLOWS FROM FINANCING ACTIVITIES
Share capital adjustment	-	(9)
Repayments of mortgage payable	-	(338,481)
Repayments of long-term debt	-	(710,865)
Proceeds from long-term debt	-	-
Repayment of capital lease obligations	-	(64,379)
Repayment of amounts due to related parties	-	(88,972)
Net cash provided by (used in) financing activities	-	(1,202,706)

Net (increase)decrease in bank indebtedness	-	491,731

BANK INDEBTEDNESS, BEGINNING OF YEAR	-	(491,731)

CASH (BANK INDEBTEDNESS), END OF YEAR	-	-

The accompanying notes are an integral part of these financial statements

LINK SCAFFOLD PRODUCTS NORTH AMERICA, INC.
STATEMENT OF STOCHOLDERS’ EQUITY
AS AT JUNE 30, 2008
(Unaudited)

Retained
	Common Stock		Earnings	Total

Shares Amount

Balance April 1, 2005	15,000,000	$ 10	$ 29,061	$ 29,071

Net Income March 31, 2006			$ 354,576	$ 354,576

Balance March 31, 2006	15,000,000	$ 10	$ 383,637	$ 383,647

Net Income March 31, 2007			$ 406,180	$ 406,180

Balance March 31, 2007	15,000,000	$ 10	$ 789,817	$ 789,827

Disposition of subsidiary		$ (9)		$ (9)

Net Loss March 31, 2008			$ (789,817)	$ (789,817)

Balance March 31, 2008		$ 1	-	$ 1

Net Earnings for the three months ended June 30, 2008			-	-

Balance June 30, 2008		$ 1	-	$ 1

The accompanying notes are an integral part of these financial statements

LINK SCAFFOLD PRODUCTS NORTH AMERICA, INC.
NOTES TO FINANCIAL STATEMENTS
AS AT JUNE 30, 2008
(Unaudited)

NOTE 1. GENERAL ORGANIZATION AND BUSINESS

Nevada Central Products Inc. was incorporated under the laws of the state of Nevada on May 23, 2002 and changed its name to Link Scaffold Products North America, Inc. on April 7, 2005.

On January 3, 2005, Link Scaffold Products North America, Inc. (formerly Nevada Central Products Inc.) acquired all of the outstanding shares of Link Scaffold Services Inc. in an all share transaction treated as a reverse acquisition. The company issued 9,000,000 restricted shares to acquire 100% of the company crediting $ 1 to capital stock.

On February 14, 2008, Link Scaffold Products North America, Inc. disposed of all of the shares held in Link Scaffold Services Inc. in exchange for 9,000,000 shares, which are presently being held in treasury.

Nature of Operations

Link Scaffold Products North America Inc. is a public company listed for trading on the Pink Sheets (LKSC-P) and whose corporate headquarters are located in Edmonton, Canada.  The company is currently negotiating a merger with an active company and will be filing documentation with a broker/dealer to permit the publishing of unsolicited quotes to create a market in its’ stock.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting policies and procedures are listed below. The company has adopted a March 31 year end.

Basis of Presentation

These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).

Basis of Consolidation

The financial statements do not reflect consolidated information as the only subsidiary; Link Scaffold Services Inc. was disposed of during the year ended March 31, 2008 as discussed in note 1 above. The statement of operations for the year ended March 31, 2008 provides consolidated information for discontinued operations.

Earnings per Share

The Company computes earnings per share in accordance with the provisions of SFAS No. 128, "Earnings per Share." SFAS No. 128, which requires the presentation of basic and diluted earnings per share ("EPS"). Basic EPS is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS includes the potential dilution that could occur if options or other contracts to issue common stock were exercised or converted.

The Company has not issued any options or warrants or similar securities since inception.

Inventory

The company considers all Scaffold equipment located on company premises as available for sale and records it at the lower of cost, determined on an average cost basis and market. Market is considered to be net replacement cost for raw materials and net realizable value for finished goods.

Fixed Assets

Fixed assets are carried at cost. Amortization is computed over the assets’ estimated useful lives using the declining balance method of amortization for all assets excluding Scaffold equipment which is on client premises, but is at all times available for sale, for which the straight-line method of amortization is used. Maintenance and repairs are charged to expense as incurred; major renewals and improvements are capitalized. When items of fixed assets are sold or retired, the related cost and accumulated amortization are removed from the accounts and any gain or loss is included in income.

The company provides amortization over the useful lives of capital assets at the following rates:

Scaffold equipment                                      Straight line over 10 years
Building                                                       5%  Declining balance
Automotive                                                 30% Declining balance
Computer equipment                                    30% Declining balance
Furniture and equipment                               20% Declining balance

Income Taxes

Income taxes are accounted for using the asset and liability method.

The provision for income taxes is the total of the current taxes payable and the net of the change in the deferred income taxes.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the period in which transactions affect current taxable income and the period in which they enter into the determination of net income in the financial statements.

The effect of the change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. To the extent that it is not considered to be more likely than not that a deferred tax asset will be realized, a valuation allowance is provided.

LINK SCAFFOLD PRODUCTS NORTH AMERICA, INC.
NOTES TO FINANCIAL STATEMENTS
AS AT JUNE 30, 2008
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES CON’T

Advertising Costs

Advertising costs are expensed when incurred.

Use of Estimates

The preparation of these financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Research and Development

The Company accounts for research and development costs in accordance with the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 2 (“SFAS 2”), “Accounting for Research and Development Costs”. Under SFAS 2, all research and development costs must be charged to expense as incurred. Accordingly, internal research and development costs are expensed as incurred.  Third-party research and developments costs are expensed when the contracted work has been performed or as milestone results have been achieved.  Company-sponsored research and development costs related to both present and future products are expensed in the period incurred.

Revenue Recognition

Revenue for services provided is recognized over the period to which the service contract relates on a straight-line basis.

Revenue for scaffolding rentals is recognized over the period to which the rental relates on a straight-line basis.

Revenue for scaffolding sales is recognized when scaffolding equipment is delivered to the customer. In the event that the equipment is already on site pursuant to a service or rental agreement, revenue will then be recognized on the date of sale pursuant to the contract of sale.

Comprehensive Income

Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income” (SFAS 130), establishes standards for reporting and display of comprehensive income, its components and accumulated balances.  Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners.  Among other disclosures, SFAS 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.  The Company’s comprehensive income is the same as its net income.

Stock Based Compensation

As permitted by Statement of Financial Accounting Standards ("SFAS") No. 148, "Accounting for Stock-Based Compensation--Transition and Disclosure", which amended SFAS 123 ("SFAS 123"), "Accounting for Stock-Based Compensation", the Company has elected to continue to follow the intrinsic value method in accounting for its stock-based employee compensation arrangements as defined by Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees”, and related Interpretations including "Financial Accounting Standards Board Interpretations No. 44, Accounting for Certain Transactions Involving Stock Compensation", and interpretation of APB No. 25. As at June 30, 2008 the Company has not formed a Stock Option Plan and has not issued any options.

Financial Instruments

Fair Value

At June 30, 2008, the company had no financial instruments.

NOTE 3. RECENTLY ISSUED ACCOUNTING STANDARDS

In December 2007, the FASB issued SFAS No. 141 (revised 2007), BUSINESS COMBINATIONS. This revision to SFAS No. 141 requires an acquirer to recognize the assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree at the acquisition date, at their fair values as of the acquisition date, with limited exceptions. This revision also requires that acquisition-related costs be recognized separately from the assets acquired and that expected restructuring costs be recognized as if they were a liability assumed at the acquisition date and recognized separately from the business combination. In addition, this revision requires that if a business combination is achieved in stages, that the identifiable assets and liabilities, as well as the non-controlling interest in the acquiree, be recognized at the full amounts of their fair values.

In December 2007, the FASB issued SFAS No. 160, NONCONTROLLING INTERESTS IN CONSOLIDATED FINANCIAL STATEMENTS, an amendment of ARB No. 51. The objective of this statement is to improve the relevance, comparability, and transparency of the financial statements by establishing accounting and reporting standards for the Noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. The Company believes that this statement will not have any impact on its financial statements, unless it deconsolidates a subsidiary.

In March 2008, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 161, DISCLOSURES ABOUT DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES (an amendment to SFAS No. 133). This statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008 and requires enhanced disclosures with respect to derivative and hedging activities. The Company will comply with the disclosure requirements of this statement if it utilizes derivative instruments or engages in hedging activities upon its effectiveness.

In April 2008, the FASB issued FASB Staff Position No. 142-3, DETERMINATION OF THE USEFUL LIFE OF INTANGIBLE ASSETS (“FSP No. 142-3”) to improve the consistency between the useful life of a recognized intangible asset (under SFAS No. 142) and the period of expected cash flows used to measure the fair value of the intangible asset (under SFAS No. 141(R)). FSP No. 142-3 amends the factors to be considered when developing renewal or extension assumptions that are used to estimate an intangible asset’s useful life under SFAS No. 142. The guidance in the new staff position is to be applied prospectively to intangible assets acquired after December 31, 2008. In addition, FSP No. 142-3 increases the disclosure requirements related to renewal or extension assumptions. The Company does not believe implementation of FSP No. 142-3 will have a material impact on its financial statements.

In May 2008, the FASB issued Statement No. 162, THE HIERARCHY OF GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.  This statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States (the GAAP hierarchy).  This statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “the Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.”

In May 2008, the FASB issued Statement No. 163, ACCOUNTING FOR FINANCE GUARANTEE INSURANCE CONTRACTS – AN INTERPRETATION OF FASB STATEMENT NO. 60.  The premium revenue recognition approach for a financial guarantee insurance contract links premium revenue recognition to the amount of insurance protection and the period in which it is provided. For purposes of this statement, the amount of insurance protection provided is assumed to be a function of the insured principal amount outstanding, since the premium received requires the insurance enterprise to stand ready to protect holders of an insured financial obligation from loss due to default over the period of the insured financial obligation.  This Statement is effective for financial statements issued for fiscal years beginning after December 15, 2008.

In June 2008, the FASB issued FASB Staff Position Emerging Issues Task Force (EITF) No. 03-6-1, DETERMINING WHETHER INSTRUMENTS GRANTED IN SHARE-BASED PAYMENT TRANSACTIONS ARE PARTICIPATING SECURITIES (“FSP EITF No. 03-6-1”).  Under FSP EITF No. 03-6-1, unvested share-based payment awards that contain rights to receive nonforfeitable dividends (whether paid or unpaid) are participating securities, and should be included in the two-class method of computing EPS. FSP EITF No. 03-6-1 is effective for fiscal years beginning after December 15, 2008, and interim periods within those years, and is not expected to have a significant impact on the Company’s financial statements.

None of the above new pronouncements has current application to the Company, but may be applicable to the Company's future financial reporting.

LINK SCAFFOLD PRODUCTS NORTH AMERICA, INC.
NOTES TO FINANCIAL STATEMENTS
AS AT JUNE 30, 2008
(Unaudited)

NOTE 4.  SHARE CAPITAL

                 June 30,                      March 31,

2008                             2008

Authorized:

500,000,000 Common Shares

Issued:

15,000,000 Common Shares                                                                         $      1                              $    1

NOTE 5. BUSINESS CONCENTRATION

The company does not have any export sales.

NOTE 6. COMMITMENTS & CONTINGENCIES

The company is not aware of any contingencies and does not have any commitments that have not been disclosed.

Financial Statements                                                                                    Page

Balance Sheet                                                                                                  36

Statement of Operations                                                                                   37

Statement of Cash Flows                                                                                  38

Statement of Stockholders’ Equity                                                                     39

Notes to Financial Statements                                                                           40

LINK SCAFFOLD PRODUCTS NORTH AMERICA, INC.
BALANCE SHEETS
AS AT SEPTEMBER 30, 2008
(Unaudited)

ASSETS

	September 30,	June 30,	March 31,
	2008	2008	2008

ACCOUNT RECEIVABLE	$1	$1	$1

TOTAL ASSETS	$1	$1	$1

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES	-	-	-

STOCKHOLDERS' EQUITY

SHARE CAPITAL (note 4)	$1	$1	$1

RETAINED EARNINGS	-	-	-

TOTAL STOCKHOLDERS' EQUITY	1	1	1

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$1	$1	$1

APPROVED BY THE BOARD

/s/ Porfirio Simones
Porfirio Simones

The accompanying notes are an integral part of these financial statements

LINK SCAFFOLD PRODUCTS NORTH AMERICA, INC.
STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2008
(Unaudited)

	Six months	Three months	Year Ended
	ended Sept. 30,	ended June 30,	March 31,
	2008	2008	2008
REVENUE
Scaffold Rental & Services	-	-	$5,263,933
Equipment Sales	-	-	298,343
	-	-	5,562,276
COST OF GOODS SOLD
Cost of equipment sales	-	-	(403,163)
Cost of Rental Services	-	-	313,172
	-	-	(89,991)

GROSS PROFIT	-	-	5,652,267

EXPENSES
Wages and subcontracting	-	-	3,947,689
Automotive and travel	-	-	211,520
Insurance	-	-	84,262
Office	-	-	63,136
Professional fees	-	-	138,008
Telephone and utilities	-	-	64,078
Advertising and promotion	-	-	80,363
Freight	-	-	33,866
Bank charges and interest	-	-	125,757
Property taxes	-	-	1,385
Materials	-	-	94,522
Repairs and maintenance	-	-	153,406
	-	-	4,997,992

INCOME BEFORE THE UNDERNOTED	-	-	654,275

Amortization	-	-	150,525
(Gain)/loss on disposal of fixed assets	-	-	4,549
Interest on long-term debt	-	-	178,628
Forgiveness of loan to subsidiary company	-	-	100,000
Loss on disposition of subsidiary company	-	-	1,095,702
	-	-	1,529,404

INCOME (LOSS) BEFORE TAXES	-	-	(875,129)

PROVISION FOR (RECOVERY OF) INCOME TAXES	-	-	(85,312)

NET INCOME (LOSS) ON DISCONTINUED OPERATIONS	-	-	(789,817)

RETAINED EARNINGS , BEGINNING OF YEAR	-	-	789,817

RETAINED EARNINGS, END OF YEAR	-	-	-

NET INCOME (LOSS) PER SHARE
Weighted average shares outstanding	15,000,000	15,000,000	15,000,000
Earnings per share (basic & diluted)	-	-	$(0.05)

The accompanying notes are an integral part of these financial statements

LINK SCAFFOLD PRODUCTS NORTH AMERICA, INC.
STATEMBER OF CASH FLOWS
FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2008
(Unaudited)

	Six months	Three months	Year Ended
	ended Sept. 30,	Ended June 30,	March 31,
	2008	2008	2008
OPERATING ACTIVITIES
Net income (Loss)	-	-	$(789,817)
Items not affecting cash:
Deferred income taxes	-	-	(64,842)
(Gain)/ loss on disposal of fixed assets	-	-	4,549
Amortization	-	-	150,525
	-	-	(699,585)

Net changes in non-cash working capital
Accounts receivable	-	-	664,521
Prepaid expenses and other current assets	-	-	24,682
Scaffolding inventory	-	-	1,062,792
Accounts payable and accrued liabilities	-	-	(264,655)
Income taxes payable	-	-	(177,470)
	-	-	1,309,870

Net Cash (used in) provided by operating activities	-	-	610,285

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase (disposal) of scaffold equipment	-	-	446,215
Purchase (disposal) of fixed assets	-	-	637,937
Net cash provided by (used in) investing activities	-	-	1,084,152

CASH FLOWS FROM FINANCING ACTIVITIES
Share capital adjustment	-	-	(9)
Repayments of mortgage payable	-	-	(338,481)
Repayments of long-term debt	-	-	(710,865)
Proceeds from long-term debt	-	-	-
Repayment of capital lease obligations	-	-	(64,379)
Repayment of amounts due to related parties	-	-	(88,972)
Net cash provided by (used in) financing activities	-	-	(1,202,706)

Net (increase)decrease in bank indebtedness	-	-	491,731

BANK INDEBTEDNESS, BEGINNING OF YEAR	-	-	(491,731)

CASH (BANK INDEBTEDNESS), END OF YEAR	-	-	-

Supplemental Information:

Interest paid                                                                                                                                                                                                                178,628
Income taxes paid (Recovered)                                                                                                                                                                                    (85,312)

The accompanying notes are an integral part of these financial statements

LINK SCAFFOLD PRODUCTS NORTH AMERICA, INC.
STATEMENT OF STOCKHOLDERS’ EQUITY
AS AT SEPTEMBER 30, 2008
(Unaudited)

Retained
	Common Stock		Earnings	Total

Shares Amount

Balance April 1, 2005	15,000,000	$ 10	$ 29,061	$ 29,071

Net Income March 31, 2006			$ 354,576	$ 354,576

Balance March 31, 2006	15,000,000	$ 10	$ 383,637	$ 383,647

Net Income March 31, 2007			$ 406,180	$ 406,180

Balance March 31, 2007	15,000,000	$ 10	$ 789,817	$ 789,827

Disposition of subsidiary		$ (9)		$ (9)

Net Loss March 31, 2008			$ (789,817)	$ (789,817)

Balance March 31, 2008		$ 1	-	$ 1

Net Earnings for the six months ended Sept. 30, 2008			-	-

Balance September 30, 2008		$ 1	-	$ 1

The accompanying notes are an integral part of these financial statements

LINK SCAFFOLD PRODUCTS NORTH AMERICA, INC.
NOTES TO FINANCIAL STATEMENTS
AS AT SEPTEMBER 30, 2008
(Unaudited)

NOTE 1. GENERAL ORGANIZATION AND BUSINESS

Nevada Central Products Inc. was incorporated under the laws of the state of Nevada on May 23, 2002 and changed its name to Link Scaffold Products North America, Inc. on April 7, 2005.

On January 3, 2005, Link Scaffold Products North America, Inc. (formerly Nevada Central Products Inc.) acquired all of the outstanding shares of Link Scaffold Services Inc. in an all share transaction treated as a reverse acquisition. The company issued 9,000,000 restricted shares to acquire 100% of the company crediting $ 1 to capital stock.

On February 14, 2008, Link Scaffold Products North America, Inc. disposed of all of the shares held in Link Scaffold Services Inc. in exchange for 9,000,000 shares, which are presently being held in treasury.

Nature of Operations

Link Scaffold Products North America Inc. is a public company listed for trading on the Pink Sheets (LKSC-P) and whose corporate headquarters are located in Edmonton, Canada.  The company is currently negotiating a merger with an active company and will be filing documentation with a broker/dealer to permit the publishing of unsolicited quotes to create a market in its’ stock.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting policies and procedures are listed below. The company has adopted a March 31 year end.

Basis of Presentation

These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).

Basis of Consolidation

The financial statements do not reflect consolidated information as the only subsidiary; Link Scaffold Services Inc. was disposed of during the year ended March 31, 2008 as discussed in note 1 above. The statement of operations for the year ended March 31, 2008 provides consolidated information for discontinued operations.

Earnings per Share

The Company computes earnings per share in accordance with the provisions of SFAS No. 128, "Earnings per Share." SFAS No. 128, which requires the presentation of basic and diluted earnings per share ("EPS"). Basic EPS is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS includes the potential dilution that could occur if options or other contracts to issue common stock were exercised or converted.

The Company has not issued any options or warrants or similar securities since inception.

Inventory

The company considers all Scaffold equipment located on company premises as available for sale and records it at the lower of cost, determined on an average cost basis and market. Market is considered to be net replacement cost for raw materials and net realizable value for finished goods.

Fixed Assets

Fixed assets are carried at cost. Amortization is computed over the assets’ estimated useful lives using the declining balance method of amortization for all assets excluding Scaffold equipment which is on client premises, but is at all times available for sale, for which the straight-line method of amortization is used. Maintenance and repairs are charged to expense as incurred; major renewals and improvements are capitalized. When items of fixed assets are sold or retired, the related cost and accumulated amortization are removed from the accounts and any gain or loss is included in income.

The company provides amortization over the useful lives of capital assets at the following rates:

Scaffold equipment                                      Straight line over 10 years
Building                                                       5%  Declining balance
Automotive                                                  30% Declining balance
Computer equipment                                    30% Declining balance
Furniture and equipment                               20% Declining balance

Income Taxes

Income taxes are accounted for using the asset and liability method.

The provision for income taxes is the total of the current taxes payable and the net of the change in the deferred income taxes.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the period in which transactions affect current taxable income and the period in which they enter into the determination of net income in the financial statements.

The effect of the change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. To the extent that it is not considered to be more likely than not that a deferred tax asset will be realized, a valuation allowance is provided.

Advertising Costs

Advertising costs are expensed when incurred.

LINK SCAFFOLD PRODUCTS NORTH AMERICA, INC.
NOTES TO FINANCIAL STATEMENTS
AS AT SEPTEMBER 30, 2008
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES CON’T

Use of Estimates

The preparation of these financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Research and Development

The Company accounts for research and development costs in accordance with the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 2 (“SFAS 2”), “Accounting for Research and Development Costs”. Under SFAS 2, all research and development costs must be charged to expense as incurred. Accordingly, internal research and development costs are expensed as incurred.  Third-party research and developments costs are expensed when the contracted work has been performed or as milestone results have been achieved.  Company-sponsored research and development costs related to both present and future products are expensed in the period incurred.

Revenue Recognition

Revenue for services provided is recognized over the period to which the service contract relates on a straight-line basis.

Revenue for scaffolding rentals is recognized over the period to which the rental relates on a straight-line basis.

Revenue for scaffolding sales is recognized when scaffolding equipment is delivered to the customer. In the event that the equipment is already on site pursuant to a service or rental agreement, revenue will then be recognized on the date of sale pursuant to the contract of sale.

Comprehensive Income

Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income” (SFAS 130), establishes standards for reporting and display of comprehensive income, its components and accumulated balances.  Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners.  Among other disclosures, SFAS 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.  The Company’s comprehensive income is the same as its net income.

Stock Based Compensation

As permitted by Statement of Financial Accounting Standards ("SFAS") No. 148, "Accounting for Stock-Based Compensation--Transition and Disclosure", which amended SFAS 123 ("SFAS 123"), "Accounting for Stock-Based Compensation", the Company has elected to continue to follow the intrinsic value method in accounting for its stock-

based employee compensation arrangements as defined by Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees”, and related Interpretations including "Financial Accounting Standards Board Interpretations No. 44, Accounting for Certain Transactions Involving Stock Compensation", and interpretation of APB No. 25. As at September 30, 2008 the Company has not formed a Stock Option Plan and has not issued any options.

Financial Instruments

Fair Value

At September 30, 2008, the company had no financial instruments.

NOTE 3. RECENTLY ISSUED ACCOUNTING STANDARDS

In December 2007, the FASB issued SFAS No. 141 (revised 2007), BUSINESS COMBINATIONS. This revision to SFAS No. 141 requires an acquirer to recognize the assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree at the acquisition date, at their fair values as of the acquisition date, with limited exceptions. This revision also requires that acquisition-related costs be recognized separately from the assets acquired and that expected restructuring costs be recognized as if they were a liability assumed at the acquisition date and recognized separately from the business combination. In addition, this revision requires that if a business combination is achieved in stages, that the identifiable assets and liabilities, as well as the non-controlling interest in the acquiree, be recognized at the full amounts of their fair values.

In December 2007, the FASB issued SFAS No. 160, NONCONTROLLING INTERESTS IN CONSOLIDATED FINANCIAL STATEMENTS, an amendment of ARB No. 51. The objective of this statement is to improve the relevance, comparability, and transparency of the financial statements by establishing accounting and reporting standards for the Noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. The Company believes that this statement will not have any impact on its financial statements, unless it deconsolidates a subsidiary.

In March 2008, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 161, DISCLOSURES ABOUT DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES (an amendment to SFAS No. 133). This statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008 and requires enhanced disclosures with respect to derivative and hedging activities. The Company will comply with the disclosure requirements of this statement if it utilizes derivative instruments or engages in hedging activities upon its effectiveness.

In April 2008, the FASB issued FASB Staff Position No. 142-3, DETERMINATION OF THE USEFUL LIFE OF INTANGIBLE ASSETS (“FSP No. 142-3”) to improve the consistency between the useful life of a recognized intangible asset (under SFAS No. 142) and the period of expected cash flows used to measure the fair value of the intangible asset (under SFAS No. 141(R)). FSP No. 142-3 amends the factors to be considered when developing renewal or extension assumptions that are used to estimate an intangible asset’s useful life under SFAS No. 142. The guidance in the new staff position is to be applied prospectively to intangible assets acquired after December 31, 2008. In addition, FSP No. 142-3 increases the disclosure requirements related to renewal or extension assumptions. The Company does not believe implementation of FSP No. 142-3 will have a material impact on its financial statements.

In May 2008, the FASB issued Statement No. 162, THE HIERARCHY OF GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.  This statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States (the GAAP hierarchy).  This statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “the Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.”

In May 2008, the FASB issued Statement No. 163, ACCOUNTING FOR FINANCE GUARANTEE INSURANCE CONTRACTS – AN INTERPRETATION OF FASB STATEMENT NO. 60.  The premium revenue recognition approach for a financial guarantee insurance contract links premium revenue recognition to the amount of insurance protection and the period in which it is provided. For purposes of this statement, the amount of insurance protection provided is assumed to be a function of the insured principal amount outstanding, since the premium received requires the insurance enterprise to stand ready to protect holders of an insured financial obligation from loss due to default over the period of the insured financial obligation.  This Statement is effective for financial statements issued for fiscal years beginning after December 15, 2008.

In June 2008, the FASB issued FASB Staff Position Emerging Issues Task Force (EITF) No. 03-6-1, DETERMINING WHETHER INSTRUMENTS GRANTED IN SHARE-BASED PAYMENT TRANSACTIONS ARE PARTICIPATING SECURITIES (“FSP EITF No. 03-6-1”).  Under FSP EITF No. 03-6-1, unvested share-based payment awards that contain rights to receive nonforfeitable dividends (whether paid or unpaid) are participating securities, and should be included in the two-class method of computing EPS. FSP EITF No. 03-6-1 is effective for fiscal years beginning after December 15, 2008, and interim periods within those years, and is not expected to have a significant impact on the Company’s financial statements.

None of the above new pronouncements has current application to the Company, but may be applicable to the Company's future financial reporting.

NOTE 4.  SHARE CAPITAL

                 Sept. 30,                      March 31,

2008                             2008

Authorized:

500,000,000 Common Shares

Issued:

15,000,000 Common Shares                                                                       $      1                              $    1

LINK SCAFFOLD PRODUCTS NORTH AMERICA, INC.
NOTES TO FINANCIAL STATEMENTS
AS AT SEPTEMBER 30, 2008
(Unaudited)

NOTE 5. BUSINESS CONCENTRATION

The company does not have any export sales.

NOTE 6. COMMITMENTS & CONTINGENCIES

The company is not aware of any contingencies and does not have any commitments that have not been disclosed.